Exhibit 10.1

AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT

This Amendment No. 4 to Asset Purchase Agreement (the "Amendment") is dated as of January 30, 2019 (the "Effective Date") and is by and between Teva Pharmaceuticals USA, Inc., a Delaware corporation (collectively, "Teva"), on the one hand, and ANI Pharmaceuticals, Inc., a Delaware corporation ("Buyer") on the other hand.

WHEREAS, Buyer and Teva are parties to that certain Asset Purchase Agreement effective as of December 26, 2013 (the “Original Agreement”), as amended by Amendment No. 1 (defined below), Amendment No. 2 (defined below) and Amendment No. 3 (defined below) (as so amended, the "Agreement"), pursuant to which Buyer acquired the Purchased Assets from Teva;

WHEREAS, Buyer and Teva entered into Amendment No. 1 to Asset Purchase Agreement as of March 4, 2015 ("Amendment No. 1"), pursuant to which Buyer acquired the New ANDAs from Teva on the same terms and conditions as the Original Agreement, except for changes required to reflect (i) the date of the purchase of the New Purchased Assets thereunder, (ii) the payment of the Third Payment upon execution of the New Bill of Sale and (iii) a different Royalty percentage to be paid with respect to the New Products under the New ANDAs, in each case as reflected in Amendment No. 1 (with all such capitalized terms having the same meaning as defined in Amendment No. 1);

WHEREAS, Buyer and Teva entered into Amendment No. 2 to Asset Purchase Agreement as of July 10, 2015 with respect to the generic pharmaceutical products set forth therein ("Amendment No. 2") that Buyer also wished to acquire on and pursuant to the terms of the Original Agreement (as amended by Amendment No. 1);

WHEREAS, Buyer and Teva entered into Amendment No. 3 to Asset Purchase Agreement as of December 11, 2015 with respect to the generic pharmaceutical products set forth therein ("Amendment No. 3") which were inadvertently excluded from Amendment No. 2 and which Buyer also wished to acquire on and pursuant to the terms of the Original Agreement (as amended by Amendment No. 1 and Amendment No. 2);

WHEREAS, pursuant to the Agreement and in consideration of the Purchased Assets, Buyer agreed to pay Teva a Royalty on a Product by Product basis; and

WHEREAS, Buyer and Teva have agreed to amend the terms of the Agreement to provide for the termination of the Royalty with respect to each of the ANDAs and Products set forth on Exhibit A hereto (together, the “Commercialized Products”) and the payment of the Amendment No. 4 Payment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, Buyer and Teva agree as follows:

1.        Amendment. The Buyer and Teva agree that, subject to Section 3 below, upon receipt of the Amendment No. 4 Payment by Teva, all obligations of the Buyer with respect to the payment of any Royalty (including without limitation, any Continuing Royalty Obligation) on or with respect to any Commercialized Product (and, for clarity, the ANDAs associated therewith) (any and all such payment obligations with respect to the Commercialized Products, together the “Future Royalty Obligations”) shall, in each case, terminate effective as of December 31, 2018 (the “Royalty Termination Date”) and thereafter be of no further force or effect such that following the Royalty Termination Date no Future Royalty Obligation shall accrue or be payable by ANI with respect to any Commercialized Products (or, for clarity, the ANDAs associated therewith) for any period or for any reason following the Royalty Termination Date. Accordingly, the Buyer and Teva agree that the only continuing rights and obligations under the Agreement that will continue with respect to the Commercialized Products (and, for clarity, the ANDAs associated therewith) will be as provided in Section 3 below and the “Recordkeeping” obligations of the Buyer and the rights and obligations of the Buyer and Teva under the section entitled “Audit Rights” with respect to the payment of any Royalty that may have accrued prior to the Royalty Termination Date as and solely to the extent provided on Exhibit C or other Product Exhibit (as applicable) to the Agreement (the “Surviving Commercialized Product Provisions”). The Agreement is hereby amended mutatis mutandis to effect the foregoing, including, without limitation, as follows:

a.        The definitions of "ANDA Sale Transaction", "Calendar Quarter", "Continuing Royalty Obligation", "Contract Margin", "Fully Absorbed Costs", "Launch Date", "Net Sales", "Product Year", "Royalty", "Royalty Term" and "Territory" are hereby amended, together with any other terms in the Agreement as may be necessary to omit the Commercialized Products (and, for clarity, the ANDAs associated therewith) and any sale thereof, from the calculation and payment of any Royalty or other Future Royalty Obligation following the Royalty Termination Date.

b.       Section 6 of the Original Agreement is hereby amended to delete from clauses (b), (c), (d) and (e) thereof any obligations with respect to the Commercialized Products (and, for clarity, the ANDAs associated therewith) following the Royalty Termination Date.

c.       The applicable Product Exhibits (including Exhibit C, as applicable) of the Agreement are hereby amended to delete the Commercialized Products (and, for clarity, the ANDAs associated therewith) therefrom, including without limitation, from any calculation of Net Sales, Contract Margin or Royalty and from any other rights and obligations set forth therein following the Royalty Termination Date, except for the Surviving Commercialized Product Provisions with respect to the Commercialized Products (and, for clarity, the ANDAs associated therewith), which shall continue as and solely to the extent provided therein.

2.       Additional Payment. In consideration of the foregoing amendments and as additional purchase price for the Products, upon the execution of the Amendment, Buyer shall pay to Teva, by wire transfer of immediately available funds into an account designated in writing to Buyer by Teva, the sum of Sixteen Million Dollars ($16,000,000) (the "Amendment No. 4 Payment").

3.       Existing Obligations. The Parties agree that the termination effected hereby does not amend ANI’s obligation to pay any Royalty accrued and owing with respect to any of the Products, including the Commercialized Products, for the period ending on or prior to the Royalty Termination Date, or with respect to any Products other than the Commercialized Products following the Royalty Termination Date, and which may have been due prior to or may be due after the Royalty Termination Date, which obligations shall continue in accordance with the Agreement, as amended hereby. In addition, except as specifically provided herein, this Amendment shall not be deemed to amend or terminate the provisions of Section 25 of the Original Agreement or the understanding set forth therein with respect to the Commercialized Products or otherwise.

4.       Miscellaneous.

a.       Undefined capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

b.       The recitals set forth above are deemed incorporated herein and a part hereof. Except as amended hereby, the Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

c.       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original bit all of which, taken together, shall constitute one and same instrument. PDF and facsimile signatures shall constitute original signatures.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

TEVA PHARMACEUTICALS USA, INC.

By:	/s/Asaph Naaman
Name:	Asaph Naaman
Title:	CFO, SVP NA Commercial

By:	/s/Asaf Reshef
Name:	Asaf Reshef
Title:	VP, BD

ANI PHARMACEUTICALS, INC.

By:	/s/ Robert W. Schrepfer
Name:	Robert W. Schrepfer
Title:	SVP, BD